TetriDyn Solutions Offers Additional Electronic Medical Record

Options for Area Physicians

Extensive Expertise, Product Lines Allow TetriDyn Solutions to Provide Medical Tools to Meet Healthcare IT Goals and Government Guidelines

Pocatello, ID July 15, 2009 – Information technology firm TetriDyn Solutions, Inc. is certified through McKesson Corporation to be the only Total Practice Partner Full Service Value Added Reseller (VAR) in the region. TetriDyn is certified to resell, implement, and offer training and support for Total Practice Partner.

Total Practice Partner offers medical professionals electronic software tools for the tracking of patient data and clinical notation. Total Practice Partner is a registered trademark of McKesson Corporation and includes Practice Partner Patient Records and interfaces with hospital information solution Paragon, also produced by McKesson.

Paragon and Total Practice Partner are Electronic Medical Record (EMR) software packages certified by the Certification Commission for Healthcare Information Technology (CCHIT). “Offering this solution to our customers will provide a significant advantage for those medical offices that are pushing for ‘meaningful use’ that is outlined in the government stimulus package for doctors. This system will allow offices to work with hospitals that also use McKesson software. The software architecture is designed to communicate electronic data seamlessly,” says Chris Wessells, Director of Business IT Solutions at TetriDyn.

This new product offering is in addition to TetriDyn’s own Electronic Medical Record offering – AeroMD. AeroMD was specifically designed for use in small medical practices. TetriDyn is also a certified reseller of McKesson’s Medisoft patient management software. With its ability to offer Paragon and Total Practice from McKesson Corporation, TetriDyn can offer products to a wider segment of the medical industry.

About TetriDyn Solutions, Inc.: TetriDyn Solutions, Inc., (Stock Symbol – TDYS) specializes in providing business information technology (IT) solutions to its customers. TetriDyn Solutions optimizes business and IT processes by utilizing systems engineering methodologies, strategic planning, and system integration to add efficiencies and value to its customers’ business processes and to help its customers identify critical success factors in their business. For more information about the company, visit www.tetridyn.com.

Contact:

Mikkel Muller, Public Relations

TetriDyn Solutions, Inc. (888) 895-7115

www.tetridyn.com